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                                                                    Exhibit 99.1

                                                                PUBLIC RELATIONS
                                                                   MetLife, Inc.
                                                               One MetLife Plaza
                                                        27-01 Queens Plaza North
For Immediate Release News                            Long Island City, NY 11101

(METLIFE(R) LOGO)

Contacts: For Media:     John Calagna
                         (212) 578-6252

          For Investors: Tracey Dedrick
                         (212) 578-5140

                       R. GLENN HUBBARD AND DAVID SATCHER
                      NAMED TO METLIFE'S BOARD OF DIRECTORS

NEW YORK, January 16, 2007 - MetLife, Inc. (NYSE: MET) announced today that it has named R. Glenn Hubbard, Ph.D., dean of the Graduate School of Business at Columbia University, and David Satcher, M.D., Ph.D., former surgeon general of the United States, to its board of directors effective February 1, 2007. With the addition of Hubbard and Satcher, MetLife's board will have 16 members.

"I am extremely pleased to welcome both Glenn and David to MetLife's board," said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. "Glenn and David will each bring diverse experiences to the board that I believe will be beneficial to MetLife and its shareholders."

"Glenn's background in economics and corporate finance, combined with his private and public experience, will make him a strong asset to MetLife. At the same time, David's prior and current leadership roles involving a number of broad medical and public health issues will be particularly beneficial to MetLife as a leading provider of health-related insurance products, such as long-term care, dental and disability insurance," added Henrikson.

Hubbard was named dean of Columbia Business School on July 1, 2004 and has served as a Columbia faculty member since 1988. In addition to holding several academic positions at Columbia, Hubbard served as deputy assistant secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993 and supervised administration efforts on revenue estimates, tax reform and health policy. From February 2001 to March 2003, he was chairman of the U.S. Council of Economic Advisers under President George W. Bush. Prior to joining Columbia, Hubbard was an assistant professor of economics at Northwestern University.

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In addition to writing more than 100 scholarly articles in economics and finance, Hubbard is the author of two leading textbooks on money and financial markets and principles of economics. He currently serves as a member of the board of directors of Automatic Data Processing, Inc., KKR Financial Corporation and Duke Realty Corporation. He is also a trustee of the Economic Club of New York and board member of Resources for the Future and the Manhattan District Council Board of the Boy Scouts of America. He received Ph.D. and A.M. degrees in economics from Harvard University in 1983 and 1981, respectively, as well as bachelors of arts and sciences degrees in economics, summa cum laude, from the University of Central Florida in 1979.

Satcher completed his four-year term as the 16th surgeon general of the United States in February 2002. He also served as assistant secretary for health from February 1998 to January 2001, making him only the second person in history to have held both positions of surgeon general and assistant secretary for health simultaneously. Currently, Satcher occupies the Poussaint-Satcher-Cosby chair in mental health at the Morehouse School of Medicine (MSM). From December 2004 to July 2006, he served as the president of MSM and from 1993 to 1998, he was the director of the Centers for Disease Control and Prevention as well as the administrator of the Agency for Toxic Substances and Disease Registry.

Satcher has received more than 40 honorary degrees and numerous distinguished honors. In 2005, he was the recipient of the American Cancer Society Humanitarian Award. That same year, he was appointed as a commissioner on social determinants of health of the World Health Organization and became co-chair of the Ad Council's advisory committee on public issues. Satcher received both M.D. and Ph.D. degrees from Case Western University in 1970, with election to the Alpha Omega Alpha Honor Society. A Morehouse College graduate, he is a former Robert Wood Johnson Clinical Scholar and Macy Faculty Fellow.

MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

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